Exhibit 10.4

English Language Summary of the Incentive Plan-Stock Option Plan

Subscription of Shares: Each executive may subscribe to the maximum number of shares granted under the plan, or to a portion thereof. The shares may be subscribed within 30 days after the company files its audited financial statements for the year 2012, subject to the following condition:

1) The company’s EBITDA has increased by 100%, using the company’s EBITDA at December 31, 2009 as the basis for measurement.

If this condition is not met, the rights granted under the plan are null and void. The plan sets forth how EBITDA will be measured, but gives certain latitude to the company to determine EBITDA, taking into account the purpose of the Incentive Plan is to increase the company’s EBITDA through the efforts of its executives.

Further, if the shares are not subscribed within the 30-day period, the option is deemed waived and expires.

Notice: The executive shall indicate his/her intent to exercise the option within 5 days of the exercise deadline. Such notice must also indicate the number of shares for which the option will be exercised.

Payment of the Shares: The subscription of the Shares should be paid in cash, promissory note and/or wire-transfer at the time of subscription.

Sales of subscribed shares: If the executive would like to sell the shares granted under the plan, he/she must do so in three equal installments, as follows:

1) After the company files its audited financial statements for the year 2012.

2) After the company files its audited financial statements for the year 2013.

3) After the company files its audited financial statements for the year 2014.

As a condition of selling the shares, the executive must be an employee of the company or any of its affiliates at the time of each of the sales, and his/her employment must be continuous since the date the option plan is granted until the date of the selling of the shares.

The shares must be sold on the Santiago Stock Exchange and the sale price shall not be less than market value. The company in no way guarantees the share price at the time of sale by the executive.

Fine for noncompliance: The executive is subject to fine if any of the following are applicable at the time the executive sells his/her shares:

1) The executive has not complied with the requirement to remain employed by the company or any of its affiliates.

2) It is determined that the executive has committed serious misconduct.

3) The executive has not complied with the requirements set forth above under “Sales of subscribed shares.”

The fine is equal to the sales price of the shares, less the cost of acquiring the shares. The sales price is measured by the price of the shares on the Santiago Stock Exchange, as follows:

A) With respect to (1) above, at the time the executive breaches the requirement to remain an employee of the company or any of its affiliates;

B) With respect to (2) above, at the time the executive committed the serious misconduct; and

C) With respect to (3) above, over the period of time that the shares were sold in violation of the requirements set forth above under “Sales of subscribed shares.”

To ensure compliance with the option agreement, the executive is expected to appoint a representative from the Company to sell his/her shares and pay any resulting fines to the company on behalf of the executive.

Pledge agreement: At the time the executive exercises the stock option, he/she will enter into a pledge agreement limiting the transfer of the shares (in accordance with the installment periods outlined above). The pledge agreement will be in effect until March 31, 2015. The pledge agreement is a condition precedent to the obligations set forth in the option plan.

Expiration: The plan expires on the earlier of a) the date on which it is determined that the company’s 2012 EBITDA has not increased by 100% in comparison to the company’s 2009 EBITDA; b) the date the executive is no longer employed by the company or any of its affiliates; c) the date it is determined that the executive has committed a serious breach of his/her employment contract; and d) March 31, 2015.

Taxes and expenses: The executive is responsible for all taxes and expenses related to the subscription and sale of the shares. The executive is responsible for complying with all applicable tax regulations and the company is exempt from all such liability.

Termination and Transfer of Rights: The executive may only transfer his/her option rights in the event of his/her death, by means of a will or through intestacy. In the case of the former, the executive’s heirs may immediately subscribe for and sell the shares granted under the plan. If the executive transfers his/her option rights in violation of these restrictions, the executive is subject to a fine, up to the market value of the shares at the time of the violation.

Future Option Plans: Upon the expiration of the option plan, the company is not obligated to provide an equivalent plan.

The plan also includes general provisions related to confidentiality, dispute resolution, notices, domicile and counterparts.